LETTERHEAD OF SHEFFIELD EXPLORATION COMPANY, INC. APPEARS HERE]



December 12, 1995



David L. Milanesi
Sheffield Exploration Company, Inc.
1801 Broadway, Suite #600
Denver, CO  80202

Dear David:

Sheffield Exploration Company, Inc. is pleased to inform you that, in recognition of your services to the Company during 1994, the Board of Directors has authorized the payment to you of a bonus consisting of 10,000 shares of common stock.

The shares will be issued to you in January, 1995.

Very truly yours,

SHEFFIELD EXPLORATION COMPANY, INC.


/s/ J. Samuel Butler
J. Samuel Butler
President and Chief Executive Officer

JSB:mh